Exhibit 10.2.1
Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked [* * *]and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
CANADIAN NPAC/SMS CONTRACTOR SERVICES AGREEMENT
AMENDING AGREEMENT
THIS AMENDING AGREEMENT is made and entered into with effect as of the day of October, 2005.
BETWEEN:
CANADIAN LNP CONSORTIUM, INC., a corporation incorporated under the laws of Canada (“Customer”),
- and -
NEUSTAR, INC., a corporation incorporated under the laws of Delaware (“Contractor”)
WHEREAS pursuant to a Contractor Services Agreement made and entered into as of May 19, 1998 by and between Customer and Lockheed Martin IMS Corporation (as amended and assigned on November 30, 1999 by Lockheed Martin IMS Corporation to Contractor) (the “Contractor Services Agreement”), Contractor has provided the NPAC/SMS Services to Users pursuant to User Agreements (as those terms are defined in the Contractor Services Agreement);
AND WHEREAS by amending agreement dated March 31, 2003, the Contractor Services Agreement was amended, inter alia, to extend the term thereof to May 31, 2007;
AND WHEREAS pursuant to a letter agreement dated September 12, 2005 between Customer and Contractor (the “Letter Agreement”), Customer and Contractor renewed the Contractor Services Agreement to December 31, 2011 (the “Renewal Term”), all upon and subject to the terms and conditions contained in the Letter Agreement;
AND WHEREAS the Letter Agreement contemplates the execution and delivery of this Canadian NPAC/SMS Contractor Services Agreement Amending Agreement (the “Amending Agreement”), on the terms and conditions described in the Letter Agreement, in order to fully implement the Letter Agreement;
NOW, THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

1.	Effective Date
The Effective Date of the Contractor Services Agreement is amended by deleting “June 1, 2003” and substituting “September 12, 2005” therefor.
2.	Business Day
Section 1.7 of the Contractor Services Agreement is amended by deleting “Easter” and substituting “Good Friday” therefor.
3.	Term
Article 3 of the Contractor Services Agreement is amended by deleting “May 31, 2007” and substituting “December 31, 2011” therefor.
4.	Pricing and Adjustment
Article 6 of the Contractor Services Agreement is hereby amended by renumbering “Section 6.1 General” as “Section 6.1(a)”, and adding the following:
(b) One Time Credit. Contractor shall on or before December 31, 2005 pay, by way of credit, the amount of $[* * *] (the “One Time Credit”) for the benefit of, and for distribution among, the Users who are shareholders of the Customer (the “Canadian Users”). The One Time Credit shall be payable by Contractor in the manner stipulated in writing by the Customer in a direction delivered to Contractor, which direction shall be delivered to Contractor no later than November 30, 2005. For greater certainty, the Parties expressly acknowledge and agree that the One Time Credit may, in the sole discretion of the Customer expressed in the direction described in the immediately preceding sentence, be payable by Contactor: (i) by way of credit against future Canadian User payment obligations to Contractor (as directed by the Customer); or (ii) by way of payment to the Customer of the One Time Credit (or a combination of (i) and (ii)), within thirty (30) days of receipt by Contractor of the direction described in this Section 6.1(b). For greater certainty, if the amount of any such credit allocated to any Canadian User, as described in (i) in the immediately preceding sentence, exceeds any such Canadian User’s payment obligations to Contractor in the month in which such credit is allocated by Contractor (as described in the immediately preceding sentence), the net amount of such credit in respect of any such Canadian User shall be applied in the next following month, and so on, until such credit is exhausted, unless otherwise directed by the Customer.
(c) Fixed Annual Credit. Subject to the requirements set forth below in this Section 6.1(c), Contractor shall, in each calendar year during the Initial Term beginning in 2006, pay an annual credit in the amount of $[* * * ] for the benefit of, and for distribution among, the Canadian Users (each a “Fixed Annual Credit”). The Fixed Annual Credit shall be payable by Contractor in the manner stipulated in writing by the Customer in a direction delivered to Contractor, which direction shall be delivered to Contractor for each applicable calendar year no later than November 30 of that calendar year during the Initial Term beginning in 2006 . For greater certainty, the Parties expressly acknowledge and agree that the Fixed Annual Credit may, in the sole discretion of the Customer expressed in the direction described in the immediately preceding sentence, be payable by Contractor: (i) by way of credit against future Canadian User payment obligations to Contactor (as directed by the Customer); or (ii) by way of payment to the Customer of the Fixed Annual Credit (or a combination of (i) and (ii)), within thirty (30) days after both (A) Contractor receives the direction described in this Section 6.1(c), and (B) the annual, aggregate volume of executed Ported TN Events exceeds the applicable thresholds set forth below. For greater certainty, if the amount of any such credit allocated to any Canadian User, as described in (i) in the immediately preceding sentence, exceeds any such Canadian User’s payment obligations to the Contractor in the month in which such credit is applied by Contractor (as described in the immediately preceding sentence), the net amount of such credit in respect of any such Canadian User shall be applied in the next following month, and so on, until such credit is exhausted, unless otherwise directed by Customer. The Fixed Annual Credit shall only be payable by Contractor for each calendar year if Canadian Users, in the aggregate for each applicable calendar year, execute: (i) in the calendar year 2006, more than
[* * * ] TN Porting Events; (ii) in the calendar year 2007, more than [* * * ]TN Porting Events; (iii) in the calendar year 2008, more than [* * *] TN Porting Events; (iv) in the calendar year 2009, more than [* * *] TN Porting Events; (v) in the calendar year 2010, more than [* * * ]TN Porting Events; and (vi) in the calendar year 2011, more than [* * * ] TN Porting Events. Notwithstanding anything in this Section 6.1(c) to the contrary, if the number of TN Porting Events in any calendar year does not exceed the volume thresholds set forth in the immediately preceding sentence, then that calendar year’s Fixed Annual Credit forever expires, and in no event shall such Fixed Annual Credit be available or otherwise be used in a subsequent calendar year, provided that neither Party will be prejudiced by any error or mistake in calculating the aggregate number of TN Porting Events described in the immediately preceding sentence. Upon the discovery of any such error the Parties will promptly, and in good faith correct such error, including any adjustment as may be required under this Section.
(d) No Withholding or Deduction. All applicable credits and amounts payable described in Section 6.1(b) and Section 6.1(c) shall be applied and paid, as described herein, without withholding or any deduction whatsoever.
5.	Amendment to License
Section 9.2 of the Contractor Services Agreement is amended by adding, as the penultimate sentence:
“The license described in the immediately preceding sentence shall also contain the right of the Contractor, following any Extension Period (as defined in Section 24.3), to review and examine records of the Customer and Users, under reasonable terms and conditions, for the sole purpose of assessing compliance with the obligations of the Customer and the Users in the last paragraph of Section 24.3(a)(ii) and Section 24.3(b)(ii).”
6.	Transition at Expiration or Termination of the Agreement
Section 24.3 and Section 24.4 of the Contractor Services Agreement are deleted in their entirety, and the following substituted therefor:
24.3 Termination Plan.
The Contractor and Customer will, within ninety (90) Business Days of the execution and delivery by the Contractor and Customer of a renewal of this Agreement for a period ending December 31, 2011, agree upon a termination plan (the “Termination Plan”), which shall incorporate the following agreements and understandings between the Parties (and including, for greater certainty, the agreements and understandings contained in Article 24.2 and Article 24.4):
(a) Contractor’s Obligation to Assist with Transition — Contractor Termination Event or Contractor Non-Renewal. Upon either: (i) termination of this Agreement by Customer under Section 23.1 (a “Contractor Termination Event”); or (ii) expiration of this Agreement as a result of an election by Contractor not to renew this Agreement under Article 3 in respect of the Term (“Contractor Non-Renewal”), Contractor shall assist Customer in the orderly transition of the Canadian NPAC/SMS and Canadian NPAC/SMS Services from Contractor to a Successor Contractor, in accordance with the following requirements.
Contractor shall, upon thirty (30) Business Days prior written notice from Customer, at the direction and in the sole and exclusive discretion of Customer:
(i)	extend the provision of the Canadian NPAC/SMS and the Canadian NPAC/SMS Services as directed by the Customer for that period (the “Extension Period”) ending on the earlier of:
1.	that date upon which Customer and Users complete transition to a Successor Contractor for the provision and administration of the Canadian NPAC/SMS and the Canadian NPAC/SMS Services; and

2.	eight (8) months following: (A) the delivery of the notice of termination in respect of a Contractor Termination Event, in the case of a Contractor Termination Event; and (B) the effective date of the Contractor Non-Renewal, in the case of a Contractor Non-Renewal; and
(ii)	license to Customer the Canadian NPAC/SMS Software as directed by the Customer in accordance with Article 9 of this Agreement and subject to Exhibit L.

For greater certainty, the license to the Canadian NPAC/SMS Software shall include any Maintenance Modifications created by Contractor during the Extension Period, Enhancements that are subject to a continuing payment obligation under a Statement of Work, Enhancements that are not subject to continuing obligations under a Statement of Work that contain modifications or revisions to the NPAC/SMS Software to correct defects or are necessary for the day to day functionality of the NPAC/SMS (when such modifications or revisions were not otherwise made available to the Customer in a Maintenance Modification or other Enhancement), and Enhancements for which the payments have been completed. To the extent that the Canadian NPAC/SMS Software that is subject to the license contains functionality not purchased by Customer, subject to the foregoing provisions contained in this paragraph, neither Customer, Successor Contractor, nor any User shall be entitled to use or receive such functionality as part of the license.
During any Extension Period contemplated in Section 24.3(a)(i), the Canadian NPAC/SMS Services shall meet or exceed the Service Levels and otherwise be provided in accordance with the applicable provisions of this Agreement, including, but not limited to, the Service Levels in effect on the date of such termination or expiration of the Agreement, as applicable. Without restricting the generality of the foregoing, Contractor shall also provide the Transition Services contemplated in Section 24.4 requested by Customer; provided that Contractor shall have no obligation to perform any such Transition Services after the end of the Extension Period. Notwithstanding the foregoing obligations of Contractor, Contractor’s obligation to perform the Canadian NPAC/SMS Services during any Extension Period described in this Section 24.3(a) shall be subject to Customer using reasonable and diligent efforts to transition to a Successor Contractor beginning no later than: (i) in the case of a Contractor Termination Event, the date of delivery of the notice of termination related to the Contractor Termination Event, or (ii) in the case of Contractor Non-Renewal, the date Contractor delivers the notice of the Contractor Non-Renewal.
(b) Contractor’s Obligation to Assist With Transition — Customer Non-Renewal. Upon expiration of this Agreement as a result of any election by the Customer not to renew this Agreement under Article 3 in respect of the Term, (“Customer Non-Renewal”), Contractor shall assist the Customer in the orderly transition of the Canadian NPAC/SMS and Canadian NPAC/SMS Services from Contractor to a Successor Contractor in accordance with the following requirements.
Contractor shall, upon thirty (30) Business Days prior written notice from the Customer, at the direction and in the sole and exclusive discretion of the Customer:
(i)	extend the provision of the Canadian NPAC/SMS and the Canadian NPAC/SMS Services as directed by the Customer for that period of time (also, the “Extension Period”) ending on the earlier of:

1.	that date upon which Customer and Users complete transition to a Successor Contractor for the provision and administration of the Canadian NPAC/SMS and the Canadian NPAC/SMS Services; and

2.	eight (8) months following the effective date of the Customer Non-Renewal; and
(ii)	license to Customer the Canadian NPAC/SMS Software, as directed by the Customer, in accordance with Article 9 of this Agreement and subject to Exhibit L.
For greater certainty, the license to the Canadian NPAC/SMS Software shall include any Maintenance Modifications created by Contractor during the Extension Period, Enhancements that are subject to a continuing payment obligation under a Statement of Work, Enhancements that are not subject to continuing obligations under a Statement of Work that contain modifications or revisions to the NPAC/SMS Software to correct defects or are necessary for the day to day functionality of the NPAC/SMS (when such modifications or revisions were not otherwise made available to the Customer in a Maintenance Modification or other Enhancement), and Enhancements for which the payments have been completed. To the extent that the Canadian NPAC/SMS Software that is subject to the license contains functionality not purchased by Customer, subject to the foregoing provisions contained in this paragraph, neither Customer, Successor Contractor, nor any User shall be entitled to use or receive such functionality as part of the license.
During any Extension Period contemplated in Section 24.3(b)(i) the Canadian NPAC/SMS Services shall meet or exceed the Service Levels and otherwise be provided in accordance with the applicable provisions of this Agreement, including, but not limited to, the Service Levels in effect on the date of such termination or expiration of the Agreement, as applicable. Without restricting the generality of the foregoing, Contractor shall also provide the Transition Services contemplated in Section 24.4 requested by the Customer; provided that Contractor shall have no obligation to perform any such Transition Services after the end of the Extension Period. Notwithstanding the foregoing obligations of Contractor, Contractor’s obligation to perform the Canadian NPAC/SMS Services during any Extension Period described in this Section 24.3(b) is subject to the Customer using reasonable and diligent efforts to transition to a Successor Contractor beginning no later than the date of delivery, by the Customer, of the notice of Customer Non-Renewal.
(c) Incorporation into Agreement. The Termination Plan when completed shall be incorporated into this Agreement as Exhibit P.
24.4 Transition Services.

Without limiting the obligations of Contractor in Section 24.2, Section 24.3(a) and Section 24.3(b), Contractor shall assist and cooperate with Customer in effecting the orderly transition of the Canadian NPAC/SMS and Canadian NPAC/SMS Services to a Successor Contractor by performing the obligations set forth below (collectively, the “Transition Services”) where requested by Customer. The Transition Services shall be provided through any Extension Period under Section 24.2, Section 24.34(a) or Section 24.3(b), as the case may be, or, if the Agreement is not being extended pursuant to such Sections, a period not to exceed eight (8) months after the expiration or termination of the Agreement. Customer shall submit its request for Transition Services in writing to Contractor on or forthwith following the delivery of the applicable notice of non-renewal or termination, as the case may be, described in Section 24.2 or Section 24.3. Contractor and Customer shall, within ten (10) days after Customer’s request for Transition Services, each appoint a representative (the “Transition Team”) who shall, jointly, deliver a preliminary transition plan within twenty (20) days following the appointment of the Transition Team, and shall produce a final plan within twenty (20) days following the joint submission of the preliminary plan, which plans shall set forth the methods and procedures for Customer and Contractor to manage the Transition Services (collectively, the “Transition Plan”). In the event of a failure of agreement, in good faith, on the Transition Plan, the Transition Plan shall be the plan as reasonably directed by Customer. The Transition Team shall meet no less frequently than monthly, acting reasonably, and shall take all steps reasonably necessary to facilitate implementation of the Transition Plan, including meeting by electronic means (including by telephone or other convenient means of communication) no less than daily for the purpose of reporting on matters related to the transition described in this Article, including all issues related thereto. Subject to the foregoing, Contractor agrees to promptly provide the following Transition Services in accordance with this Section 24.4:
(a) provide Customer with a description, in level of detail determined by Customer in its discretion acting reasonably, of all hardware, software, and communications inventories and documentation of operational and procedural practices required for the orderly transition to a Successor Contractor for the Canadian NPAC/SMS and Canadian NPAC/SMS Services, in no event in any less detail than that required of the Contractor under Section 1.1 of Exhibit M (Software Escrow Agreement);
(b) provide Customer and/or its designees (including the Successor Contractor) all information, in a level of detail determined by Customer in its discretion acting reasonably, necessary to enable Customer and/or its designees (including the Successor Contractor) to provide the Canadian NPAC/SMS Services;
(c) with respect to any Third Party Software used to provide the Canadian NPAC/SMS Services, Contractor shall provide commercially reasonable assistance to Customer in obtaining, at Customer’s cost, all licenses (and applicable consents, if any) from all applicable vendors necessary for Customer or Successor Contractor to provide the NPAC/SMS Services, as may be reasonably directed by Customer;

(d) with respect to any other third party agreements related to or used by Contractor in the delivery of the Services, Contractor shall transfer or assign such agreements (and applicable consents, if any) to Customer or the Successor Contractor, as reasonably directed by Customer, to the extent allowed under those third party agreements;
(e) Contractor shall return to Customer (without retaining copies): (1) all software, documentation, procedures, and other information and materials (including without limitation all tapes, disks, and printed matter) provided by Customer and Users, and (2) the contents of the Canadian NPAC/SMS database, including without limitation all User Data;
(f) Customer’s representatives shall have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Contractor, to all Contractor employees, contractors, and other representatives necessary to facilitate the transition of the Canadian NPAC/SMS to a Successor Contractor for the provision of the Services. The Contractor shall permit the co-location of Customer’s representatives with Contractor’s representatives who possess the requisite knowledge in relation to the Services; provided that such Customer’s representatives shall not include a former Contractor employee. The Contractor shall provide Customer’s representatives with access and entry to premises with privileges and on terms and conditions customarily available to consultants of the Contractor, including access to the locations, hardware, information systems, and data located at the premises of the Contractor relevant to the Canadian NPAC/SMS and necessary to manage the Transition Services under the Transition Plan; provided, however, that such representatives execute a commercially reasonable confidentiality agreement with Contractor, and comply with any reasonable Contractor provided workplace rules. Customer shall allow Contractor to use, at no charge, those Customer facilities necessary to perform the Transition Services for as long as Contractor is providing the Transition Services;
(g) Contractor shall make available copies of any policies, procedures and methods of the Contractor that have been implemented by the Contractor in relation to the provision of Canadian NPAC/SMS Services; provided that Contractor shall not be required to divulge any of its financial or other proprietary or Confidential Information, including when such information is contained in its books and records, or any other information relating to the Contractor’s management of its business. To the extent any such policies, procedures and methods are not in writing, the Contractor shall use its reasonable best efforts to impart such policies, procedures and methods verbally during the Extension Period;
(h) In addition to the discharge of the obligations contained herein, the Contractor shall cooperate in good faith with the Successor Contractor in relation to the Transition Services. Contractor hereby acknowledges and agrees that the performance of the Transition Services will transition the Canadian NPAC/SMS, and the provision of Canadian NPAC/SMS Services, to a Successor Contractor. Notwithstanding the foregoing, Contractor shall not be obligated to disclose any information, whether Confidential Information or otherwise, or provide access to Contractor’s facilities, locations, information systems, data, or personnel to a Successor Contractor beyond that specified herein as part of the Transition Services; and
(i) Contractor shall be compensated for the performance of the Transition Services on a time and materials basis as described herein. Contractor will invoice Customer: (i) its time, in accordance with its published standard labor rates, which shall, for the purposes hereof, be offered to the Customer at commercially reasonable rates premised on a base rate of $[* * *] US Dollars [* * *]; and (ii) materials, at Contractor’s cost, without administrative or other markups, provided that: (iii) in the case of a Contractor Termination Event, Contractor’s labor rates will be subject to a discount of [* * *] percent ([* * *]%); and (iv) in the case of a Contractor Non-Renewal, Contractor’s labor rates will be subject to a discount of [* * *] percent ([* * *]%). Contractor shall provide Customer with reasonable estimates of time and materials charges prior to providing Transition Services to Customer.”
7.	TN PORTING EVENT CHARGES
Schedule 1, Section 2 of Exhibit E of the Contractor Services Agreement is amended by deleting the entries in the third, fourth and fifth columns of the “TN Porting Event” row, and substituting the information set forth in the table below, entitled “TN Porting Event Charges”, therefor.
TN PORTING EVENT CHARGES

Price in USD
(for each TN
Porting Event
within
Tiers	Tier Start*	Tier End*	TN Porting Events	applicable Tier)
Tier 1	[* * *]	[* * *]	[* * *]	$[* * *]
Tier 2	[* * *]	[* * *]	[* * *]	$[* * *]
Tier 3	[* * *]	[* * *]	[* * *]	$[* * *]
Tier 4	[* * *]	[* * *]	[* * *]	$[* * *]
Tier 5	[* * *]	[* * *]	[* * *]	$[* * *]
Tier 6	[* * *]	[* * *]	[* * *]	$[* * *]
Tier 7	[* * *]	[* * *]	[* * *]	$[* * *]
Tier 8	[* * *]	[* * *]	[* * *]	$[* * *]
Tier 9	[* * *]	[* * *]	[* * *]	$[* * *]

*   The above tier volumes represent cumulative TN Porting Events measured from [* * *]. The price described above for each TN Porting Event is the price for each TN Porting Event within each Tier set forth above.
Exhibit E of the Contractor Services Agreement is further amended by adding the following paragraph immediately following the table appearing as Schedule 1 (as amended hereby), preceding Note 1:

The TN Porting Event charges described in the TN Porting Event row in the foregoing table (the “Amended Rates”) shall be effective as of, and based on, volumes of TN Porting Events executed beginning on [* * *]. Notwithstanding the Amended Rates, if, in any calendar year, including 2005, Users who are shareholders of the Customer (“Canadian Users”), in the aggregate, execute more than [* * *] TN Porting Events, the TN Porting Event charge shall, for the balance of such calendar year in which such number of aggregate TN Porting Events shall have been executed, equal US$[* * * ]. For greater certainty, subject to the immediately preceding sentence, all TN Porting Events executed by Canadian Users in excess of [* * *] TN Porting Events in any calendar year shall be included in the TN Porting Events used to derive applicable TN Porting Event charges in the years following the year in which Canadian Users executed more than [* * * ] TN Porting Events.
8.	Royalty Calculation
The following is added as Article 32 to the Contractor Services Agreement:
“ARTICLE 32 – REVISION TO ROYALTY CALCULATION
On or before December 15, 2005 the Contractor Services Agreement shall be amended to reflect the following agreements between the Contractor and Customer, recognizing that the same are broadly drafted and that the expression of these terms, conditions and covenants in the Contractor Services Agreement will require further specific and detailed provisions:
(a) the license contained in Exhibit L to the Master Agreement and royalty calculation set forth in Paragraphs (m) through (o) in Exhibit L (Additional Terms and Conditions of Software License) of the Master Agreement shall be amended to reflect the following:
(i)	subject to paragraph (ii) immediately below, the license rights to the Canadian NPAC/SMS Software shall not include the use of functionality not purchased under a Statement of Work with Contractor. After the conclusion of any Extension Period, (as defined in Article 24 of the Contractor Services Agreement) Contractor shall have the right to audit Users for compliance with the foregoing;

(ii)	the license to the Canadian NPAC/SMS Software under Article 9 of the Contractor Services Agreement shall, for greater certainty, include: (A) any Maintenance Modifications created by Contractor during an Extension Period; (B) any Enhancements that are subject to continuing obligations under a Statement of Work; (C) any Enhancements not subject to a continuing obligation under a Statement of Work that contain modifications or revisions to the NPAC/SMS Software to correct defects or are necessary for the day to day functionality of the NPAC/SMS, when such modifications or revisions were not otherwise made available to the Customer in a Maintenance Modification or other Enhancement; and (D) Enhancements for which the payments have been completed;

(iii)	the royalty calculation set forth in Paragraphs (m) through (o) in Exhibit L shall be rewritten to simplify its terms and conditions; and
(iv) the terms “Centralized NPAC LLCs” and “Centralized NPAC Agreements” shall be deleted and/or modified together with such other modification as may be necessary in order to clarify and ensure that the royalty calculation set forth in Paragraphs (m) through (o) in Exhibit L relates only functionality acquired by Users, to the exclusion of the United States users and any others. The parties agree, and Contractor represents and warrants, that if the Licence were to be in effect as of the execution date of this letter, the royalty payment under the existing provisions of Exhibit L would be $[* * *] dollars.”
9.	Conversion Factor
Unless otherwise specified, pricing in this Amending Agreement is set forth in US Dollars (USD). Any such pricing is subject to the requirements of SOW46, as revised, for converting US Dollars to Canadian Dollars.
10.	Consideration
Except as amended by this Amending Agreement, the Contractor Services Agreement (including, without restriction, the obligations of the Contractor related to the Canadian NPAC/SMS) is ratified by the parties hereto. The modifications and amendments made in this Amending Agreement were negotiated together, are interrelated with, and each is made in consideration of all of the other terms and conditions herein, (including, without restriction, the obligations of the Contractor related to the Canadian NPAC/SMS in this Amending Agreement).
11.	Amended and Restated Agreement
Promptly after the execution of this Amending Agreement, the parties shall, for administrative and information proposes only, prepare a restate the Contractor Services Agreement, including Exhibits thereof, reflecting the amendments contained herein. For greater certainty, the rights of the Parties shall be defined in the Contractor Services Agreement dated May 19, 1998, as amended by the Canadian NPAC/SMS Contractor Services Amending Agreement dated March 31, 2003 and this Amending Agreement.
12.	Miscellaneous
12.1	Order of Precedence. In the event of any conflict or inconsistency among or between the terms of this Amending Agreement or the Contractor Services Agreement, this Amending Agreement shall prevail.

12.2	Amendments. This Amending Agreement may be amended or supplemented only in writing and signed on behalf of the Parties by authorized signatories.

12.3	Waiver. No failure or delay of any party in exercising any right or remedy under this Amending Agreement (and no course of dealing between or among the parties) shall operate as a waiver of any such right or remedy.

12.4	Relationship of Parties. There is no relationship of agency, partnership, joint venture, employment between the parties. Neither Party has the authority to bind the other or to incur any obligation or liability on the other’s behalf.

12.5	Third Party Beneficiaries. Except as otherwise expressly set forth herein, the provisions of this Amending Agreement are solely for the benefit of the Parties. No other person, including invitees, members of the general public and other third parties are intended to have nor shall have any rights whatsoever under this Amending Agreement, whether for injury, loss or damage to persons or property, or for economic loss, damage or injury.

12.6	Equitable Relief. Either Party may seek injunctive or other equitable relief to remedy any actual or threatened dispute.

12.7	Entire Agreement. This Amending Agreement, including any supplements hereto, represents the entire agreement between the Parties relating to the subject matter of this Amending Agreement and supersedes any prior representations, discussions, negotiations and agreements, whether written or oral.

12.8	Independent Counsel. This Amending Agreement has been negotiated at arms length and jointly prepared by the parties and their respective counsel of choice.

12.9	Assignment. Neither Party shall assign any of its rights or obligations hereunder without the prior written consent of the other.

12.10	Compliance with Law. The Parties will, at their own expense, operate in full compliance with all laws, rules and regulations applicable to, and maintain in force all licenses and permits required for, their performance under this Amending Agreement.

12.11	Confidentiality. The confidentiality provisions contained in Article 15 of the Contractor Services Agreement shall apply, mutatis mutandis, to this Amending Agreement.

12.12	Definitions. Capitalized terms, and terms having initial capital letters shall, unless otherwise defined herein, have the meanings ascribed thereto in the Contractor Services Agreement.
[THE NEXT PAGE IS THE SIGNING PAGE]

     IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Amending Agreement by its duly authorized representative, effective on the date and year first written above.

CANADIAN LNP CONSORTIUM
INC./CONSORTIUM CANADIEN POUR LA
TNL INC.

Per:	/s/ J. Sarrazin

Name:	Jacques Sarrazin

Title:	President

NEUSTAR, INC.

Per:	/s/ Joseph F. Franlin

Name:	Joseph Franlin

Title:	SC VP Customer relations

Date:	December 19, 2005